Exhibit 10.1
April 27, 2006

Mr. Charles Kane
One Cold Spring Brook Road
Hopkinton, MA 01748
Dear Chuck,
I am pleased to confirm our offer of employment for the position of Chief Financial Officer reporting to me.
You will be paid at the semi-monthly rate of $12,500 per pay period, an annualized salary of $300,000. This offer also includes:
Performance Based Shares
Options to purchase 275,000 shares of the Company’s common stock. These options will vest over a three-year period and will be based on performance criteria. The metric used will be the net income over three years, excluding the impact of stock option expense.
The grant will include a provision to allow for attainment of results on an annual as well as cumulative basis. The measurement would be based on the cumulative net income over the life of the grant and tied to the three-year base operating plan.
In order to further define the criteria for the plan, unforeseen items, defined as future acquisitions and/or divestitures will be excluded from the measurement to maintain a definable goal over the three-year vesting period.
In addition, if a change in control occurs within the three-year vesting period, automatic vesting would occur. These options are subject to approval by the RSA Security Board of Directors.
Restricted Shares
In addition, you will be granted restricted stock valued at $1.8 million. These will vest annually over a four-year period. In addition, if a change in control occurs within the four-year vesting period, automatic vesting would occur. These options are also subject to approval by the RSA Security Board of Directors.

Additional Provisions to this Offer
•	The eligibility to earn an annual bonus of up to 80% of your base, at plan. This incentive plan will be prorated from your date of hire, which is anticipated to be May 10, 2006. Details of your 2006 incentive plan will be furnished under separate cover after approval of the Board of Directors.

•	Sign-on bonus of $140,000 to be paid to you on May 30, 2006.

•	$3,000.00 annual personal financial planning, which is paid to you on a reimbursement basis.

•	A monthly car allowance of $575.00.

•	A severance agreement in the event of involuntary termination other than for cause or disability, which will provide you with twelve (12) months (base) salary continuation and medical/dental benefits.

•	Four (4) weeks paid vacation per year.

•	Eligibility to participate in the Deferred Compensation Program.
As an employee of RSA Security Inc., you will be eligible to participate in various employee benefits programs including comprehensive medical, dental, life, long and short term disability insurance, tuition reimbursement, a 401(k) retirement plan and an employee stock purchase plan. A summary of our benefits is enclosed.
The Federal government requires that we must verify the identity and employment eligibility of all new employees.
On your first day, please bring proof of your eligibility to work in the United States. A valid driver’s license, plus an original Social Security card or birth certificate, or a valid passport, are examples of acceptable forms of proof.
Also enclosed are two (2) copies of our standard Employee Nondisclosure and Developments and Non-competition Agreements, two (2) copies of our Sexual Harassment Policy, and one (1) Authorization and Release form, which all employees are asked to sign prior to joining RSA Security. Employment with RSA Security Inc. is contingent upon the successful completion of a background check which consists of a criminal record check, verification of previous employers, and verification of your educational background. By accepting employment at RSA Security, you agree to abide by all company policies as documented on our Company intranet site.
We expect that you will be able to respond to this offer on or before May 9th and start with us on May 10th.

At that time, please acknowledge your acceptance of the terms of this letter by signing and returning a copy in the enclosed envelope together with the signed Nondisclosure and Developments Agreement, Non-competition Agreement, Sexual Harassment Policy, and payroll and benefit enrollment forms. Please keep a copy for your files.
Employment at RSA Security is not for a specific term, but is at-will employment. This means that either you or the Company can end the relationship at any time for any reason, with or without cause, explanation, or notice.
Chuck, we are enthusiastic about your capabilities and we feel confident that RSA will afford you a challenging and rewarding career. As we discussed, I have put my Chief Operating Officer search on hold. Recognizing that you do have broader operating experience, I am looking forward to collaborating with you on strategic and organizational developments for RSA.
We look forward to having you join the RSA team! If you have any questions, please feel free to contact me at 781-515-5404.
Sincerely,

Arthur W. Coviello, Jr.
President and CEO
Agreed and accepted:
Signed: /s/ Charles F. Kane
Start Date:

Enclosures:	Nondisclosure and Developments Agreement
Non-competition Agreement
Sexual Harassment Policy
Benefits Summary
Consent and Disclosure Form
Payroll and Benefit Enrollment Forms
Information Security Policy
.